SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SHCEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:
         Preliminary Proxy Statement
    X    Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting   Material   Pursuant  to  Rule  14a-11(c)  or  Rule  14a-12
         Confidential, for the use of the Commission Only (as permitted by Rule 14a-6(e)(2)


                     NATIONAL PATENT DEVELOPMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     X   No fee required

         Fee computed on table below per Exchange Rules 14a-6(i)(4) and 0-11.
         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:


         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

(4)      Date Filed:

                     NATIONAL PATENT DEVELOPMENT CORPORATION

                               9 West 57th Street
                                   Suite 4170
                            New York, New York 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held June 4, 1997

To The Stockholders:

    The Annual Meeting of Stockholders of National Patent Development Corporation (the "Company") will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland on the 4th day of June 1997, at 10:30 a.m. local time, for the following purposes:

    1. To elect ten Directors to serve until the next Annual Meeting and until their respective successors are elected and qualify.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record as of the close of business on April 25, 1997 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 9 West 57th Street, Suite 4170, New York, New York.

                                          By Order of the Board of Directors

                                Lydia M. DeSantis
                                                                   Secretary

New York, New York
April 30, 1997

    If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                               9 West 57th Street
                                   Suite 4170
                            New York, New York 10019

                                                          ---------------
                               New York, New York
                                 April 30, 1997

                                 PROXY STATEMENT

    The accompanying Proxy is solicited by and on behalf of the Board of Directors of National Patent Development Corporation, a Delaware corporation the ("Company"), for use only at the Annual Meeting of Stockholders to be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland on the 4thday of June, 1997 at 10:30 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 30, 1997.

    Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

    The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the ten nominees for election as directors named herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the shares of Common Stock and Class B Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives a plurality of the votes.

                                VOTING SECURITIES

    The Board of Directors has fixed the close of business on April 25, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 25, 1997 consisted of 10,641,649 shares of Common Stock, each entitled to one vote, and 62,500 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock, representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock and Class B Stock beneficially owned as of April 8, 1997, by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock or Class B Stock.


                  Name and Address         Amount and Nature of
Title of            of Beneficial             Beneficial              Percent
  Class                Owners                  Ownership            of Class (1)
--------        -------------------        ---------------          ------------

Class B Stock   Jerome I. Feldman          316,575 shares(2)(3)(4)     50%(5)(6)
                c/o National Patent
                Development Corp.
                9 West 57th Street
                Suite 4170
                New York, NY 10019

Class B Stock   Martin M. Pollak           316,575 shares(2)(3)(4)     50%(5)(6)
                c/o National Patent
                Development Corp.
                9 West 57th Street
                Suite 4170
                New York, NY 10019

Common Stock    Merrill Lynch & Co., Inc.  379,500 shares(7)             5.1%
                P.O. Box 9011
                Princeton, NJ 08536
----------
(1) The percentage of class calculation assumes for each beneficial owner that all of the options are exercised in full only by the named beneficial owner and that no other options are deemed to be exercised by any other stockholder.

(2) Includes 285,325 shares each of Class B Stock issuable upon exercise of currently exercisable stock options held by Messrs. Feldman and Pollak.

(3) For information with respect to the shares of Common Stock beneficially owned by Messrs. Feldman and Pollak, see "Security Ownership of Directors and Named Executive Officers".


(4) On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement
    (i) granting each other the right of first refusal over the sale or hypothecation of the Class B Stock and options to purchase Class B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the Class B Stock or options to acquire shares of Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.

(5) Percentage could increase up to approximately 91% if either individual exercised all of his stock options and the other individual did not exercise any.

(6) Based upon the Common Stock and Class B Stock of the Company outstanding at April 8, 1997, Mr. Feldman and Mr. Pollak controlled in the aggregate approximately 6.7% of the voting power of all voting securities of the Company. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 39.4% if they exercised all of the currently exercisable stock options to purchase shares of the Common Stock and Class B Stock of the Company held by them.

(7) Based on a Schedule 13G filed by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Fund Asset Management, L.P., and Merrill Lynch Phoenix Fund, Inc. (the "Funds") with the Securities and Exchange Commission, which Funds have shared voting and dispositive power with respect to the shares of Common Stock.

          SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth, as of April 8, 1997, beneficial ownership of shares of Common Stock and Class B Stock of the Company and its subsidiary by each director, each of the named executive officers and all directors and executive officers as a group.



                            TOTAL NUMBER OF                       TOTAL NUMBER OF
                               SHARES OF                         SHARES OF CLASS B
                              COMMON STOCK       PERCENT OF     STOCK BENEFICIALLY     PERCENT OF
                              BENEFICIALLY    COMMON STOCK(1)          OWNED            CLASS B
              NAME               OWNED                                                  STOCK(1)

Jerome I. Feldman(2)(3)        359,035(4)         3.29(5)           347,825(5)            91.02(5)
Martin M. Pollak(2)(3)         360,970(6)         3.31(5)           347,825(5)            91.02(5)
Scott N. Greenberg              50,025(7)             *              24,975(7)            28.55
Sheldon L. Glashow                 -                  -                  -                 -
Paul A. Gould(3)(8)            85,455(9)
Roald Hoffmann(8)                8,030(9)             *                  -                 -
Bernard M. Kauderer                -                  -                  -                 -
John C. McAuliffe                7,664(9)(10)         *                  -                 -
Ogden R. Reid(8)                 8,580(9)             *                  -                 -
Herbert R. Silverman(3)          6,580(9)             *                  -                 -
Gordon Smale                       -                  -                  -                 -
Lawrence M. Gordon              36,653(9)             *                  -                 -
Directors and Executive
Officers as a Group
(13 persons)(9)                 923,992             8.16              658,125            100.00


* The number of shares owned is less than one percent of the outstanding shares.

Being nominated as a Director for the first time.

(1) The percentage of class calculation assumes for each beneficial owner that all of the options are exercised in full only by the named beneficial owner and that no other options are deemed to be exercised by any other stockholder.

(2)  Member of the Executive Committee.

(3)  Member of the Compensation Committee.

(4)  Includes (i) 64,213 shares of Common Stock beneficially owne by Mr. Feldman
     (ii) 292,542 shares of Common Stock issuable upon exercise of currently exercisble stock options held by Mr. Feldman, (iii) 1,107 shares of Common Stock issuable upon the conversion of the Company's 12% Subordinated Debentures due 1997 (the "Bonds"), and (iv) 1,173 shares of Common Stock held by members of his family. Mr. Feldman disclaims beneficial ownership of the 1,173 shares of Common Stock held by members of his family, and 404 shares of Common Stock held by his wife issuable upon the conversion of the Bonds.

(5) For information with respect to the shares of Class B Stock Beneficially owned by Messrs. Feldman and Pollak, see footnotes 2, 5 and 6 to "Principal Stockholders Table."

(6)  Includes (i) 57,954 shares of Common Stock beneficially owned by Mr. Pollak
     (ii) 295,042 shares of Common Stock issuable upon exercise of currently exercisble stock options held by Mr. Pollak, (iii) 604 shares issuable upon the conversion of the Company's Bonds, (iv) 5,752 shares of Common Stock held by his wife; and (v) 1,618 shares of Common Stock for a foundation of which Mr. Pollak is a trustee. Mr. Pollak disclaims beneficial ownership of the 5,752 shares of Common Stock held by his wife.

(7) Includes (i) 4,150 shares of Common Stock beneficially owned by Mr. Greenberg (ii) 45,875 shares of Common Stock issuable upon exercise of currently exercisable stock options and (iii) 24,975 shares of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg.

(8)  Member of the Audit Committee.

(9)  Includes  77,600,  450, 900, 250,  1,250,  125 and 206,892 shares of Common
     Stock beneficially owned by Messrs. Gould, Hoffmann, McAuliffe, Reid, Silverman, Gordon and all directors and named executive officers as a group, respectively and (ii) 7,830, 7,580, 4,000, 8,530, 5,330, 36,026 and
     711,384 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Messrs. Gould, Hoffmann, McAuliffe, Reid, Silverman, Gordon and all directors and named executive officers as a group, respectively. Also includes 25 shares of common stock beneficially owned by Mr. Gould's daughter. Mr. Gould disclaims beneficial ownership of the 25 shares of common stock held by his daughter.

(10) Includes 2,764 shares of Common Stock allocated to Mr. McAuliffe's account pursuant to the provisions of the General Physics Profit Investment Plan.

     As of April 8, 1997 the Company owned 2,842,300 shares of SGLG, Inc. ("SGLG") common stock, constituting approximately 92% of the outstanding shares. In addition, Mr. Pollak owns 1,000 shares of SGLG common stock.

                              ELECTION OF DIRECTORS

    Ten directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

    Jerome I. Feldman is founder of, and since 1959, has been President and Chief Executive Officer and a Director of the Company. He has been a Director of Interferon Sciences, Inc. ("Interferon") since 1981 and was Chairman of the Executive Committee from 1981 to September 1996; a Director from 1981 to November 1996 and Chairman of the Board from 1985 to 1995 of GTS Duratek Inc., ("Duratek"); a Director since 1987, Chairman of the Executive Committee since 1988 and Chief Executive Officer since 1994 of GPC, a company which provides engineering, environmental training and technical support services to commercial nuclear and fossil power utilities and to the United States Departments of Defense and Energy; President since 1994 and Chief Executive Officer, Chairman of the Executive Committee and a Director of SGLG since 1991; director of GSE Systems, Inc. ("GSE") since 1994 and Chairman of the Board of GSE since April 1997. Mr. Feldman is also a Trustee of the New England Colleges Fund and of Bard College. Age 68

    Martin M. Pollak is founder of, and since 1959, has been Executive Vice President, Treasurer and a Director of the Company. He has been a Director of Interferon since 1981and was Chairman of the Board from 1981 to September 1996; a Director of Duratek from 1983 to November 1996 and Chairman of the Executive Committee from 1985 to 1995; a Director of GPC since 1987 and Chairman of the Board since 1988; Chairman of the Board of SGLG since 1991; President, Chief Executive Officer and a director of ADC, which provides consulting services to Western companies doing business in Russia and Eastern Europe, since 1994; and a director of GSE since 1994. Mr. Pollak is the former Chairman of the Czech and Slovak United States Economic Counsel and a trustee of the Board of Trustees of the Worcester Foundation for Experimental Biology and was a Director of Brandon Systems Corporation from 1986 to 1996. Age 69

    Scott N. Greenberg has been a Director of the Company since 1987, Vice President and Chief Financial Officer since 1989 and Vice President, Finance from 1985. He has been a Director of GPC since 1987; a Director of SGLG since 1991; Chief Financial Officer of ADC since 1994, a Director of Interferon since 1996, and from 1991 to 1995, was a Director of Duratek. Age 40

     Sheldon L. Glashow, Ph.D. is being nominated as a Director of the Company for the first time. Dr. Glashow is the Higgins Professor of Physics and the Mellon Professor of the Sciences at Harvard University and the recipient of the Nobel Price in Physics in 1971. He has been a director of Interferon since 1991; a director of GPC since 1986; a director of GSE since 1995 and a director of CalCol, Inc., since 1994. He had been a director of Duratek from 1985 to 1995. Dr. Glashow is a foreign member of the Russian Academy of Sciences. Age 65

     Roald Hoffmann, Ph.D. has been a Director of the Company since 1988 and a Director of Interferon since 1991. He has been a John Newman Professor of Physical Science at Cornell University since 1974. Dr. Hoffmann is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981, he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 59

    Bernard M. Kauderer is being nominated as a Director of the Company for the first time. He retired from the United States Navy in 1986 as Vice Admiral. He was Former Commander, Submarine Force, United States Atlantic and Pacific Fleets and a consultant to industry and government since 1986. He has been a director of GPC since 1988. Age 65

    John C. McAuliffe is being nominated as a Director of the Company for the first time. He has been a Director of GPC from 1994; President since February 1997, Executive Vice President and Chief Operating Officer from 1994 to February 1997; Senior Vice President from 1993 to 1994; Chief Financial Officer and Treasurer since 1992; Vice President, Finance from 1991 to 1993. Age 38

    Ogden R. Reid has been a Director of the Company since 1979. He was a Director of Interferon from 1982 to September 1996; a Director of GPC since 1988 and Vice Chairman and Director of SGLG since 1992; and from 1991 to 1995 he was Vice Chairman of the Board of Duratek. Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Age 71

    Gordon Smale is being nominated as a Director of the Company for the first time. He has been President and a director of Atlantic Oil Corporation since 1970; President of Red Cedar Gathering Company since 1995 and Chairman of the Board of CamWest Inc. since 1992. He has been a director of GPC since 1995. Age 65

    Herbert R. Silverman has been a Director of the Company since November 1994. Since 1975 he has been a Senior Advisor to Bank Julius Baer (New York), Zurich, Switzerland, Chairman of the Executive Committee of Baer American Banking Corporation since 1976 and is a member of the Board of Directors of Partners Funds, Inc. and Focus Fund, both of which are mutual stock funds managed by Neuberger & Berman since 1965. He is also a life trustee of New York University and New York University Medical Center. Age 79

Board of Directors

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held six meetings in 1996. All of the directors attended at least 75% of the meetings of the Board except for Mr. Gould and Dr. Hoffmann. In addition, the Board acted through unanimous written consent on two occasions. All of the Directors attended the meetings of the Committees on which they served. Directors Compensation

    Directors who are not employees of the Company receive an annual fee of $5,000, payable quarterly, and $1,000 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company do not receive additional compensation for serving as directors.

Executive Committee

    The  Executive  Committee,  consisting  of Jerome I.  Feldman  and Martin M.
Pollak, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted thirteen times in 1996 through unanimous written consent.

Audit Committee

    The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants to serve as auditors for the following year in examining the books and records of the Company. This Committee met twice in 1996. The Audit Committee currently consists of Ogden R. Reid and Roald Hoffmann.

Compensation Committee

    The Compensation Committee, consisting of Jerome I. Feldman, Martin M. Pollak and Herbert R. Silverman, meets on call and has the authority to act with respect to the compensation of officers and the grant of options to officers and employees of the Company. In 1996, the Compensation Committee held one meeting and formally acted six times through unanimous written consent.

                             EXECUTIVE COMPENSATION

    The following table and notes present the compensation paid by the Company and subsidiary to its President and Chief Executive Officer and the Company's most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE


                                                 Annual                              Long Term
                                               Compensation                          Compensation
                                                                                     Stock/Options        All Other Compensation
                                                Salary               Bonus             (# Shares)
 Name and Principal Position         Year         ($)                 ($)                                       ($)
----------------------------        -----   --------------      -------------                             ---------

Jerome I. Feldman                    1996     321,805                    -               244,667(1)         35,433(2)
  President and Chief                1995     334,376(3)           161,250(4)            231,250(5)         33,910(6)
  Executive Officer                  1994     322,304               40,000(7)                -              15,036(8)

Martin M. Pollak                     1996     287,510(9))                -               247,167(1)         38,061(10)
  Executive Vice President           1995     326,202(9)           161,250(4)            231,250(5)         36,240(6)
  and Treasurer                      1994     322,259(9)                                      -             15,036(8)
                                                                    40,000(7)

Scott N. Greenberg                   1996     209,315              114,375(4)               78,750(11)      38,566(12)
  Vice President and                 1995     260,791               77,500(4)              30,000            4,028(12)
  Chief Financial Officer            1994     216,375               20,000(7)               1,250            4,224(12)

Lawrence M. Gordon                   1996      99,457(13)          114,375(4)               4,500            4,418(14)
  General Counsel                    1995     233,205              149,375(4)              25,000            4,418(14)
                                     1994     233,205               50,000(7)                 -              4,614(14)

John C. McAuliffe                    1996     172,750(15)                -                    -              4,287(16)
  President, General Physics         1995     148,756(15)                -                 10,000            4,078(16)
  Corporation                        1994     137,108(15)                -                    -              4,924(16)


(1) Includes options to purchase 150,000 shares of Class B Capital Stock granted pursuant to the Employment Agreement, which was amended on November 19, 1996, and options to purchase an aggregate of 94,667 shares of Common Stock. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(2) Includes $3,500 as a matching contribution by the Company to the 401(k) Savings Plan; $11,340 for Group Term Life Insurance paid by the Company and $20,593 for the split dollar value of the insurance premium paid by the Company.

(3) Includes $20,000 received from General Physics Corporation ("GPC") for services rendered to GPC.

(4) Bonus was received in shares of common stock of GTS Duratek, Inc. ("Duratek") from holdings of the Company's shares of Duratek common stock.

(5) Includes options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Capital Stock, granted pursuant to the terms of the Employment Agreement dated as of May 19, 1995. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(6) Includes $3,500 as a matching contribution by the Company to the 401(k) Savings Plan, $11,340 for Groupt Term Life Insurance paid by the Company, and $19,070 for Mr. Feldman and $21,400 for Mr. Pollak,respectively, which is the split dollar value of the insurance premium paid by the Company for the benefit of Messrs. Feldman and Pollak. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(7)  Bonus was received from ISI for services rendered to ISI.

(8) Includes $3,696 for as matching contribution by the Company to the 401(k) Savings Plan and $11,340 for Group Term Life Insurance paid by the Company.

(9) $150,000 of Mr. Pollak's compensation was paid by American Drug Company ("ADC") for his devoting a portion of his working hours to ADC.

(10) Constitutes $3,500 as a matching contribution made by the Company and ADC equally, pursuant to the Company's 401(k) Savings Plan; $11,340 for Group Term Life Insurance paid by the Company; and $23,221, for the split dollar value of the insurance premium paid by the Company. "See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(11) Includes options to purchase 75,000 shares of Class B Capital Stock and 3,750 shares of Common Stock..

(12) Includes $3,500 as a matching contribution made by the Company to the 401(k) Savings Plan and $816 for Group Term Life Insurance paid by the Company.

(13)  Excludes   $135,000,   $75,000  and  $75,000  for  1996.  1995  and  1994,
respectively, paid to Mr. Gordon for which the Company was reimbursed by ISI in consideration of the Company's permitting Mr. Gordon's to devote a portion of his working hours to ISI.

(14) Includes $3,500 as a matching contribution made by the Company to the 401(k) Savings Plan and $918 for Group Term Life Insurance paid by the Company.

(15) Consists of salary paid to Mr. McAuliffe for services rendered solely to GPC.

(16) Includes the $3,957, which is the dollar value of GPC's contribution under the Company's Profit Investment Plan, a defined contribution plan and $330 for Group Term Life Insurance paid by GPC.

    The following table and notes contain information concerning the grant of non-qualified stock options in 1996 to the named executive officers.


                       OPTION GRANTS AT DECEMBER 31, 1996

                                                                                              Potential Realized
                                                                                              Value at Assumed
                                                                                               Annual Rates of
                                                                                                Stock Price
                                          % of Total                                          Appreciation for
                            Options     Option Granted         Exercise or                     Option Term(4)
                            Granted     to Employees at        Base Price     Expiration
        Name                (#)(1)     December 31, 1996         ($/Sh)          Date           5%($)     10%($)
-------------------       ---------    -----------------      -----------     ----------      ------    ------
Jerome I. Feldman
  Common Stock.....        94,667(1)           35                  7.69        12/31/99       114,749    240,964
  Class B Capital..       150,000(2)           40                  8.69        11/19/01       360,133    795,800

Martin M. Pollak
  Common Stock.....        97,167(1)           36                  7.69        12/31/99       117,780    247,328
  Class B Capital..       150,000(2)           40                  8.69        11/19/01       360,133    795,800

Scott N. Greenberg
  Common Stock.....         3,750(1)            1                  7.69        12/32/99         4,546      9,545
  Class B Capital          75,000(3)           20                  8.69        11/19/01       180,067    397,900


Lawrence M. Gordon
  Common Stock.....         4,500(1)            2                  7.69        12/31/99         5,455     11,454

John C. McAuliffe
  Common Stock                  -                  -              -               -           -          -


(1) The options were granted pursuant to the terms of the Company's 1973 Non-Qualified Stock Option Plan at 100% of the fair market value on the date of grant. The options are exercisable immediately for a period of three years from the date of grant.

(2) The options were granted pursuant to the terms of an amendment to the Employment Agreement dated November 19, 1996. (See "Employment Contracts and Termination of Employment and Change in Control Arrangements").

(3) The options were granted pursuant to an Option Agreement.

(4) Represents gain that would be realized assuming the options were held for the entire three and five year terms, and the stock price increased at compounded rates of 5% and 10% from a base price of $7.69 and $8.69 per share, respectively. The potential realizable values per option or per share under such 5% and 10% rates of stock appreciation would be $1.21 and $2.55 from a base price of $7.69 and $2.40 and $5.31 from a base price of $8.69, respectively. These amounts represent assumed rates of appreciation only. Actual gain, if any, on stock exercise and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

    The following table and notes set forth information for the named executive officers regarding unexercised options held at the end of 1996. No options were exercised by the named executive officers in 1996.

                   AGGREGATED DECEMBER 31, 1996 OPTION VALUES



                       Exercisable/Unexercisable        Value of Unexercised
                       Options at December 31,         In-the-Money Options at
                               1996(#)                    December 31, 1996($)
        Name           Exercisable/Unexercisable    Exercisable/Unexercisable(2)


Jerome I. Feldman      577,867(1)    141,800(1)            -             -
Martin M. Pollak       580,367(1)    141,800(1)            -             -
Scott N. Greenberg     70,850(1)      50,025(1)            -             -
Lawrence M. Gordon     36,025          -0-                 -             -
John C McAuliffe        4,000          6,000               -             -
----------
(1) Includes 285,325 and 120,925 unexercisable Class B Options for each of Messrs. Feldman and Pollak and 24,975 exercisable and 50,025 unexercisable Class B Options for Mr. Greenberg, which options are convertible into shares of Common Stock on a share for share basis.

(2) Calculated based on the closing price of the Common Stock $7.6875 as reported by the American Stock Exchange on December 31, 1996, which price was higher than the exercise price.

    The following table and notes set forth information for the named executive officers regarding the exercise of stock options pursuant to the GTS Duratek, Inc. Stock Option Plan of National Patent during 1996 and unexercised options held at the end of 1996.


                AGGREGATED OPTION EXERCISES AT DECEMBER 31, 1996
                           AND YEAR-END OPTION VALUES


                            Shares                  Exercisable/Unexercisable          Value of Unexercised
                           Acquired      Value       Options at December 31           In-the-Money Options at
                          on Exercise  Realized             1996(#)                    December 31, 1996 ($)
        Name                  (#)        ($)        Exercisable/Unexercisable        Exercisable/Unexercisable(1)
-------------------       -------      --- ----    -------------------------        ----------------------------
Jerome I. Feldman           50,000      787,000       125,000        -               1,395,000     -
Martin M. Pollak            50,000      787,000       125,000        -               1,395,000     -
Scott N. Greenberg           2,000       34,250        25,000        -                 277,500     -
Lawrence M. Gordon            -           -            25,000        -                 277,500     -
John C McAuliffe              -           -                -         -                   -         -


(1) Calculated based on the closing price of the Common Stock , as reported by Nasdaq National Market on December 31, 1996, which was $13.00. At March 31, 1997, the closing price of the Common Stock as reported by Nasdaq National Market was $5.50.

Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for administering the compensation program for the executive officers of the Company. The Compensation Committee is currently comprised of Jerome I. Feldman, Martin M. Pollak and Herbert R. Silverman.

    The Compensation Committee's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative and achievement, as well as assisting the Company in attracting and retaining qualified executives.

    The Compensation Committee also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value and recommends the grant of stock options to executive officers whose performance have a significant effect on the success of the Company.

    Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and long-term compensation in the form of stock options and the 401(k) Savings Plan. The compensation for Mr. Pollak is determined on the same basis as that of Mr. Feldman, the President and Chief Executive Officer. The compensation for the other executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Board in establishing annual bonuses and other incentive compensation.

    The Company has certain broad-based employee benefit plans in which all employees, including the named executives are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1996, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

Mr. Feldman's 1996 Compensation

    Mr. Feldman's compensation is determined principally by the terms of his employment agreement, as defined below. As of May 19, 1995, the Company entered into an employment agreement (the "Agreement") with Mr. Feldman which provided that Mr. Feldman serve as President and Chief Executive Officer of the Company for the period through May 18, 1998 (the "Employment Period"). The Agreement provides Mr. Feldman with an annual base salary of $325,000 for the first twelve months of the Employment Period, subject to such increases as may be deemed appropriate by the Board of Directors. The employment agreement was negotiated with an independent committee of the Board of Directors of the Company comprised of Paul A. Gould, Herbert R. Silverman and Roald Hoffmann. On November 19, 1996, the Compensation Committee of the Board of Directors approved an amendment to the Agreement which extended the Employment Period from May 18, 1998 to May 31, 1999 and granted Mr. Feldman options to purchase 150,000 shares of Class B Capital Stock.

     In reviewing Mr. Feldman's performance in 1996 and determining appropriate compensation, the Committee took the following major accomplishments into consideration: (1) the successful completion of the acquisition of 48% of the common stock of General Physics Corporation that the Company did not already own in exchange for shares of the Company's Common Stock (the "Merger") and (2) the sale of one million shares of common stock the Company owned in GTS Duratek, Inc. ("Duratek").

     The Compensation Committee determined that the Merger represented a major step toward the transformation of the Company from a holding company to an operating company. In addition, the Company believes that the business of both General Physics and the Company will be enhanced by the Merger and the Company would have increased access to cash generated by General Physics as a result of General Physics becoming a wholly-owned subsidiary. As a result of the Merger, General Physics will be consolidated with the Company for federal income tax purposes so that income taxes payable as a result of taxable income generated by General Physics may be offset through consolidation by operating losses incurred by the Company, to the extent such operating losses arise.

     In addition, the Compensation Committee determined that Mr. Feldman performed an integral role in the Company's sale in April l996 of 1,000,000 shares of Duratek common stock in an underwritten public offering at a price of $18.50 per share, generating net proceeds to the Company of $17,700,000. This transaction had a significant impact upon the Company's liquidity. At December 31, l996, the Company had cash and cash equivalents of approximately $22,000,000.

Jerome I. Feldman          Martin M. Pollak                Herbert R. Silverman

Employment Contracts and Termination of Employment and Change in Control Arrangements

    Agreements with Messrs. Feldman and Pollak. As of May 19, 1995, the Company entered into a three year agreement (the "May Agreement") with its President and Chief Executive Officer, Jerome I. Feldman, and with its Executive Vice
President and Treasurer, Martin M. Pollak (the "Employees"). On November 19, 1996, the Company amended the Agreement with the Employees, which amendment extended the term of the Employment Period from May 18, 1998 to May 31, 1999 (the "Amendment").

    Pursuant to the Agreement, Mr. Feldman will serve as President and Chief Executive Officer of the Company and Mr. Pollak will serve as Executive Vice President and Treasurer of the Company for the period through May 31, 1999. The Agreement provides for each Employee to receive annual compensation (a minimum base salary) of $325,000 for the first year of the Agreement, $350,000 for the second year of the Agreement and $375,000 for the third year of the Agreement (subject to increase by the Board of Directors). Under the terms of the May Agreement, each of the Employees received options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Stock. Under the terms of the Amendment, each of the Employees received options to purchase 150,000 shares of Class B Stock. The Agreement provides for the termination of employment upon the Employee's death, physical or mental disability or retirement. In addition, the Company may terminate the Employee's employment "for cause" (including a failure to perform required duties or the engaging in of gross misconduct) and each Employee may voluntarily terminate his employment for "Good Reason", which occurs if the Employee determines in good faith that due to a change in control of the Company he is not able to effectively discharge his duties. "Change in control" is defined to include (1) any "person" (other than the Employees or certain persons who may acquire securities of the Company from an Employee) acquiring the beneficial ownership of more than 30% of the Company's outstanding securities or (2) certain changes in the composition of the Board of Directors of the Company.

    Upon termination by the Company "for cause", all obligations of the Company under the Agreement terminate. Upon termination by the Company other than "for cause", disability, or retirement, or by the Employee for "Good Reason", such Employee is entitled to receive as severance pay an amount equal to his full base salary (which at the present time is a minimum of $325,000 for each of the Employees) at the rate then in effect, multiplied by the greater of (1) the number of years (including fractions thereof) remaining in the term of the employment, or (2) the number three. In addition, the Employee would receive an amount in cash equal to the aggregate spread between the exercise prices of all options held by the Employee under the Company's 1973 Non-Qualified Stock Option Plan and the higher of (x) the market value of the Common Stock, and (y) the highest price paid in connection with any change in control of the Company. Subject to certain conditions, the Company would also maintain for two years (or until the Employee's commencement of full-time employment with a new employer) certain insurance, health and disability plans in effect, or arrange for substantially similar benefits. The Agreements also contain non-competition and confidentiality provisions.

Certain Transactions

Transactions with The CineMasters Group, Inc.

     In August 1996, certain directors, affiliates and employees of the Company, including Messrs. Feldman, Pollak, Greenberg and Gordon contributed an aggregate of $185,000 in cash to the capital of The CineMasters Group, Inc. ("CineMasters") in exchange for an aggregate of 123,338 shares of restricted CineMasters common stock in a private placement transaction. Pursuant to a Share Exchange Agreement, dated as of September 30, l996, among Mr. Cary Brokaw, Avenue Pictures, Inc. ("Avenue") and CineMasters, CineMasters acquired all of the outstanding capital stock of Avenue from Mr. Brokaw, the sole stockholder of Avenue, in exchange for 1,425,000 shares of CineMasters common stock (the "Business Combination"). In connection with the Business Combination, the Company made a capital contribution of 90,566 shares to CineMasters in the form of registered common stock of the Company in exchange for 407,500 shares of CineMasters common stock. The Chairman of CineMasters and Jerome I. Feldman are brothers. The Executive Vice President and a director of CineMasters is the son of Mr. Feldman. On April 14, 1997, CineMasters was merged into Avenue Entertainment Group, Inc. ("Avenue"), which became the surviving corporation. As of April 30, 1997, the Company owned 1,060,500 shares of common stock of Avenue which represented approximately 28% of the outstanding shares of Avenue common stock.

Other Transactions

     For the year ended December 31, l996 Michael Feldman received salary and bonus from General Physics of approximately $103,000 as Director of
International Business Development. In addition, in 1996 Michael Feldman received a stock bonus valued at $8,710 from the Company. Michael Feldman devotes a portion of his working hours to General Physics and Avenue and is the son of Jerome I. Feldman.

     Jerome I. Feldman, the President and Chief Executive Officer and a director of the Company, had loans outstanding to the Company aggregating approximately $349,000 (including accrued interest thereon) for the period January 1, 1996 through April 29, 1997. Approximately $43,000 in principal amount of such loan accrues interest at the rate of 6% per annum and the balance of such loan does not accrue interest. As of April 30, 1997, approximately $299,000 of such loan was outstanding. PERFORMANCE GRAPH

    The following table compares the performance of the Company for the periods indicated with the performance of the AMEX Market Value Index and the Dow Jones Industry Group BTC -- Biotechnology. Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. Assumes $100 invested on December 31, 1991 in National Patent Common Stock, AMEX Market Value Index and Dow Jones Industry Group BTC -Biotechnology. Values are as of December 31 of specified year assuming that dividends are reinvested.

                  Comparison of 5-Year Cumulative Total Return


       MEASUREMENT PERIOD                                          DOW JONES
      (FISCAL YEAR COVERED)        NPDC           AMEX MARKET       BIOTECH

              1991                 100.00            100.00          100.00
              1992                  59.67            101.05           84.84
              1993                  91.67            120.78           78.67
              1994                  40.28            109.83           70.30
              1995                  47.92            138.77          122.95
              1996                  43.75            147.64          126,99



                              STOCKHOLDER PROPOSALS

    Stockholders may present proposals for inclusion in the Company's 1998 proxy statement provided they are received by the Company no later than January 13, 1998, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has audited the Company's books since 1970. The Board considers KPMG Peat Marwick LLP to be well qualified for the function of serving as the Company's auditors.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if so desires and is expected to be available to respond to appropriate questions from stockholders.

                                     GENERAL

    So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                              COST OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.



                                                     Lydia M. DeSantis
                                                         Secretary

                     NATIONAL PATENT DEVELOPMENT CORPORATION


COMMON STOCK           Annual Meeting of Stockholders                     PROXY

                             To Be Held June 4 1997

           This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of National Patent Development Corporation hereby appoints Jerome I. Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland on June 4, 1997, at 10:30 a.m. Local Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposal (1).

1. Election of Directors: Jerome I. Feldman, Martin M. Pollak, Scott N. Greenberg, Sheldon L, Glashow, Roald Hoffmann, Bernard M. Kauderer, John C. McAuliffe, Ogden R. Reid, Gordon Smale and Herbert R. Silverman.

              For             Withhold                         For All Except

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

------------------------------------------------------------------

2. Upon any other matters which may properly come before the meeting or any adjournments thereof.

Please sign exactly as name appear below.

                                      Dated                              , 1997
                                      Signature
                                      Signature if held jointly

                                      Please  mark,  sign,  date and  return the
                                      proxy  card  promptly  using the  enclosed
                                      envelope.  When  shares  are held by joint
                                      tenants both should sign.  When signing as
                                      attorney,   as  executor,   administrator,
                                      trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by president or other authorized officer. If a partnership name by authorized person.